CONTACT:

Dee Ann Johnson
Vice President Controller and Treasurer
(412) 456-4410
dajohnson@ampcopgh.com

FOR IMMEDIATE RELEASE
PITTSBURGH, PA
July 28, 2008

Ampco-Pittsburgh Announces Increase in Earnings for the Second Quarter.

Ampco-Pittsburgh Corporation (NYSE: AP) announces sales for the three and six months ended June 30, 2008 of $102,689,000 and $200,519,000, respectively, against $88,740,000 and $176,480,000 for the comparable prior year periods.  Net income for the three months ended June 30, 2008 and 2007 was $11,609,000 or $1.14 per share and $10,178,000 or $1.02 per share, respectively, and for the six months ended June 30, 2008 and 2007 was $21,752,000 or $2.14 per share and $19,642,000 or $1.98 per share.

Income from operations approximated $17,751,000 and $33,571,000 for the three and six months ended June 30, 2008, respectively, against $15,484,000 and $29,269,000 for the same periods in 2007.

The global demand for rolling mill rolls continues at unprecedented levels and the order backlog of the Forged and Cast Rolls segment grew during the quarter.  Sales and earnings of the segment improved; however, export shipments were lower than planned due to the lack of availability of shipping containers, special equipment and cargo ships.  In addition, earnings were impacted by rapid increases in the cost of steel scrap and alloys and the lag in timing of the recovery of the increases from surcharges applied to the selling price of rolls.

The quarter also saw improvement in the sales and income of the Air and Liquid Processing segment; however, the segment has recently experienced a slowing of incoming orders from the construction industry.

The outlook for earnings from operations and the financial condition of the Corporation remains strong.

The matters discussed herein may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as well as the Corporation's other reports filed with the Securities and Exchange Commission.

AMPCO-PITTSBURGH CORPORATION
FINANCIAL SUMMARY

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Sales	$102,689,000	$88,740,000	$200,519,000	$176,480,000

Income from operations	17,751,000	15,484,000	33,571,000	29,269,000
Other income (expense) – net	165,000	(24,000)	(248,000)	(49,000)

Income before income taxes	17,916,000	15,460,000	33,323,000	29,220,000
Income tax expense	6,307,000	5,282,000	11,571,000	9,578,000

Net income	$11,609,000	$10,178,000	$21,752,000	$19,642,000

Earnings per common share:
Basic	$1.14	$1.02	$2,14	$1.98
Diluted	$1.14	$1.01	$2.14	$1.96

Weighted-average number of
common shares outstanding:
Basic	10,177,497	9,988,145	10,177,497	9,913,237
Diluted	10,179,860	10,076,936	10,179,800	10,031,854